UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2007

Alion Science and Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Tysons Boulevard, Suite 1300, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-918-4480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On November 27, 2007, Alion Science and Technology Corporation (the "Company") announced in a teleconference accessible to all of its employees certain information relating to the results of operations and financial condition of the Company for the quarter and year ended September 30, 2007.

Revenue for the fiscal year ended September 30, 2007 was approximately $738.0 million. On September 30, 2007, the Company’s total contract backlog was approximately $5.0 billion.

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) was approximately $19.9 million for the six month period ended September 30, 2007. The calculation and reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP is included in the table below.

Non-GAAP Measure – EBITDA

Calculation of EBITDA Six Months Ended
September 30, 2007
------------------ Amounts in thousands

Net loss $ (12,533)
Plus: Interest expense 22,302
Plus: Income tax expense 2
Plus: Depreciation and amortization expense 10,128

EBITDA $ 19,899

For the twelve months ended September 30, 2007, Adjusted EBITDA was approximately $79.4 million. Adjusted EBITDA is defined in the Indenture dated as of February 8, 2007 among the Company, certain of the Company’s subsidiaries and Wilmington Trust Company. The calculation and reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP is included in the table below.

Non-GAAP Measures – EBITDA and Adjusted EBITDA

Calculation of EBITDA Twelve Months ended
September 30, 2007
-------------------
Amounts in thousands

Net loss $ (42,339)
Plus: Interest expense 51,351
Plus: Income tax benefit (10)
Plus: Depreciation and amortization expense 21,467

EBITDA 30,469

Calculation of Adjusted EBITDA 2007

EBITDA 30,469
Plus: Non-cash expenses with respect to the
stock appreciation rights and phantom stock
plans (Stock-based compensation less cash
settlements)* 8,340
Plus: Non-cash contributions to the ESOP
(including Company 401-k match)* 9,940
Plus: Loss on extinguishment of debt 6,170
Plus: Adjustments permitted by certain covenants
in the Term B Senior Credit Facility 24,469

Adjusted EBITDA $ 79,388

The Company’s financial statements for its fiscal year ended September 30, 2007 are not yet completed. The foregoing estimates and approximations constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, and are based on the Company’s preliminary internal estimates of performance for its fiscal year ended September 30, 2007. These estimates and approximations may be subject to adjustments in connection with the Company’s routine period-end, quarter-end and year-end closing procedures. In addition, the Company’s year-end financial statements for fiscal year 2007 have not yet been reviewed by its independent public accountants. The Company’s actual results for the fiscal year 2007 and for future periods may differ materially from its current estimates and approximations. Accordingly, investors are cautioned not to place undue reliance on the foregoing estimates and approximations.

In the Company’s September 30, 2007 valuation of its common stock, new enterprise values that resulted from the market multiple and comparable transaction models were slightly down from the March 31, 2007 valuation. The more significant difference resulted from the discounted cash flow model due to the lower than expected revenue for fiscal year ended September 30, 2007. The Company’s budgeted revenue for the fiscal year ended September 30, 2007 was approximately $766 million, compared to actual revenue of approximately $738 million. As a result, the projections of the valuation firm for the Company were lower for each subsequent fiscal year. When the discounted cash flow model was run against these lower projections, it had a downward effect on the enterprise value and in turn, the equity value of the Company.

Item 7.01 Regulation FD Disclosure.

The information in this report set forth under Item 2.02 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

December 3, 2007	By:	John M. Hughes

Name: John M. Hughes
Title: Executive VP and CFO